SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                      NorthPoint Communications Group, Inc.
                      -------------------------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    666610100
                                 --------------
                                 (CUSIP Number)



                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 18
                            Exhibit Index on Page 16

CUSIP NO. 666610100                                           PAGE 2 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Partners, L.P. ("BCP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,896,010  shares,  except that BCMC, the general partner of
    NUMBER OF       BCP, may be deemed to have sole power to vote these  shares,
     SHARES         and  David  M.   Beirne   ("Beirne"),   Bruce  W.   Dunlevie
   BENEFICIALLY     ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
    OWNED BY        ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
      EACH          ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
    REPORTING       members of BCMC,  may be deemed to have shared power to vote
     PERSON         these shares.
      WITH          ------------------------------------------------------------
                    SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                    SOLE DISPOSITIVE POWER
                    7,896,010  shares,  except that BCMC, the general partner of
                    BCP,  may be deemed to have sole  power to  dispose of these
                    shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,896,010
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   6.37%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 3 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund, L.P. ("BFF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,103,582  shares,  except that BCMC, the general partner of
    NUMBER OF       BFF, may be deemed to have sole power to vote these  shares,
     SHARES         and Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and
   BENEFICIALLY     Spurlock,  the members of BCMC, may be deemed to have shared
    OWNED BY        power to vote these shares.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         See response to row 5.
      WITH          ------------------------------------------------------------
                    SOLE DISPOSITIVE POWER
                    1,103,582  shares,  except that BCMC, the general partner of
                    BFF,  may be deemed to have sole  power to  dispose of these
                    shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,103,582
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.89%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 4 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Management Co., L.L.C. ("BCMC")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
    NUMBER OF       BCP and  1,103,582  are  directly  owned by BFF.  BCMC,  the
     SHARES         general  partner of BCP and BFF,  may be deemed to have sole
   BENEFICIALLY     power to vote these shares,  and Beirne,  Dunlevie,  Gurley,
    OWNED BY        Harvey, Kagle,  Rachleff and Spurlock,  the members of BCMC,
      EACH          may be deemed to have shared power to vote these shares.
    REPORTING       ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          See response to row 5.
                    ------------------------------------------------------------
                    SOLE DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP and  1,103,582  are  directly  owned by BFF.  BCMC,  the general  partner of BCP and BFF,  may be deemed to have sole power to  dispose of these  shares,  and  Beirne,  Dunlevie,
                    Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of
                    BCMC, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   8,999,592
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.26%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 5 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   David M. Beirne ("Beirne")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,001 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and  1,103,582  are directly  owned by BFF.  Beirne is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    2,001 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP and  1,103,582  are directly  owned by BFF.  Beirne is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,001,593
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.26%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 6 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Bruce W. Dunlevie ("Dunlevie")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    125,821 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and 1,103,582 are directly  owned by BFF.  Dunlevie is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    125,821 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP and 1,103,582 are directly  owned by BFF.  Dunlevie is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,125,413
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.36%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 7 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. William Gurley ("Gurley")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and  1,103,582 are  directly  owned by BFF.  Gurley is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP an  1,103,582 are directly  owned  by  BFF.  Gurley is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   8,999,592
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.26%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 8 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kevin R. Harvey ("Harvey")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and  1,103,582 are  directly  owned by BFF.  Harvey is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP an  1,103,582 are directly  owned  by  BFF.  Harvey is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   8,999,592
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.26%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                           PAGE 9 OF 18 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Robert C. Kagle ("Kagle")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    124,251 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and  1,103,582 are  directly  owned  by BFF.  Kagle is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    124,251 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP an  1,103,582 are  directly  owned  by  BFF.  Kagle is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,123,843
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.36%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                          PAGE 10 OF 18 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Andrew S. Rachleff ("Rachleff")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    151,751 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and 1,103,582 are directly  owned  by BFF. Rachleff is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    151,751 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP an  1,103,582 are directly owned  by BFF.  Rachleff is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,151,343
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.38%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 666610100                                          PAGE 11 OF 18 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Steven M. Spurlock ("Spurlock")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,612 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     8,999,592  shares,  of which 7,896,010 are directly owned by
    OWNED BY        BCP and 1,103,582 are directly  owned  by BFF. Spurlock is a
      EACH          member of BCMC, the general  partner of BCP and BFF, and may
    REPORTING       be deemed to have shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH          SOLE DISPOSITIVE POWER
                    1,612 shares
                    ------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
                    8,999,592  shares,  of which 7,896,010 are directly owned by
                    BCP an  1,103,582 are directly owned  by BFF.  Spurlock is a member of BCMC, the general  partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,001,204
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.26%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER

            NorthPoint Communications Group, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            303 2nd Street
            San Francisco, CA  94107

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital
            Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the members of BCMC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Benchmark Capital
            2480 Sand Hill Road, Suite 200
            Menlo Park, California  94025

ITEM 2(C)   CITIZENSHIP

            BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 666610100

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                                                                   Page 13 of 18
            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:


                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                                                   Page 14 of 18
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                   BENCHMARK CAPITAL PARTNERS, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co., L.L.C.,
                                       a Delaware Limited Liability Company
                                       Its General Partner

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


                                   BENCHMARK FOUNDERS' FUND, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co., L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


                                   BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a Delaware Limited Liability Company

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


                                   DAVID M. BEIRNE

                                   By: /s/ David M. Beirne
                                       -----------------------------------------
                                       David M. Beirne


                                   BRUCE W. DUNLEVIE

                                   By: /s/ Bruce W. Dunlevie
                                       -----------------------------------------
                                       Bruce W. Dunlevie

                                                                   Page 15 of 18
                                   J. WILLIAM GURLEY

                                   By: /s/ J. William Gurley
                                       -----------------------------------------
                                       J. William Gurley


                                   KEVIN R. HARVEY

                                   By: /s/ Kevin R. Harvey
                                       -----------------------------------------
                                       Kevin R. Harvey


                                   ROBERT C. KAGLE

                                   By: /s/ Robert C. Kagle
                                       -----------------------------------------
                                       Robert C. Kagle


                                   ANDREW S. RACHLEFF

                                   By: /s/ Andrew S. Rachleff
                                       -----------------------------------------
                                       Andrew S. Rachleff


                                   STEVEN M. SPURLOCK

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock

                                                                   Page 16 of 18
                                  EXHIBIT INDEX
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   17

                                                                   Page 17 of 18
                                   Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of NorthPoint Communications Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

                                   BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a Delaware Limited Liability Company

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


February 10, 2000                  BENCHMARK CAPITAL PARTNERS, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co., L.L.C.,
                                       a Delaware Limited Liability Company
                                       Its General Partner

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


February 10, 2000                  BENCHMARK FOUNDERS' FUND, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co., L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner

February 10, 2000                  By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


February 10, 2000                  By: /s/ Bruce W. Dunlevie
                                       -----------------------------------------
                                       Bruce W. Dunlevie

February 10, 2000                  By: /s/ J. William Gurley
                                       -----------------------------------------
                                       J. William Gurley



February 10, 2000                  By: /s/ Kevin R. Harvey
                                       -----------------------------------------
                                       Kevin R. Harvey



February 10, 2000                  By: /s/ Robert C. Kagle
                                       -----------------------------------------
                                       Robert C. Kagle



February 10, 2000                  By: /s/ Andrew S. Rachleff
                                       -----------------------------------------
                                       Andrew S. Rachleff



February 10, 2000                  By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock